Exhibit 99.1
[ONEOK Logo]	News
June 21, 2007	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Announces New Board Members

TULSA, Okla. - June 21, 2007 - The board of directors of ONEOK, Inc. (NYSE: OKE) today elected Julie H. Edwards and Jim W. Mogg to the board, effective immediately.

Edwards, 48, rejoins the ONEOK board. She was originally elected to the ONEOK board in January 2004 and resigned on July 1, 2005, when she joined Southern Union Co. as senior vice president and chief financial officer. She became senior vice president, corporate development, in November 2006, and held that position until leaving Southern Union in January 2007.

Mogg, 58, is the retired chairman of DCP Midstream Partners. From 2004-2006, he was group vice president and chief development officer for Duke Energy Corp. Mogg was chairman, president and chief executive officer of Duke Energy Field Services from 2000-2003 and served as chairman of TEPPCO from 2002-2005. Previously, he held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period.

"Julie and Jim bring years of industry experience to the board," said David Kyle, ONEOK chairman. "Julie's expertise in corporate finance and business development provides our board with additional strength. And, there's no question that Jim's past energy experience, proven leadership skills and business insight will benefit our board and shareholders."

Before joining Southern Union, Edwards served as executive vice president -- finance and administration and CFO for Frontier Oil Corp. in Houston. She earned a bachelor's degree in geology and geophysics from Yale University and a master's degree in business administration with an emphasis in finance from the Wharton School of the University of Pennsylvania. Edwards also serves on the boards of directors of Noble Corp. and NATCO Group, Inc.

Mogg received a bachelor's degree in mathematics from Southwestern Oklahoma State University, where he currently serves on the board of trustees for the university's foundation. He also completed the advanced management program at Harvard University's Graduate School of Business. He also serves on the board of directors of Bill Barrett Corp., an oil and gas exploration and development company.

To obtain an electronic photo file of Edwards or Mogg, visit the ONEOK Web site: www.oneok.com/julie_edwards.jpg or www.oneok.com/jim_mogg.jpg.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company. OKE-G

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

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